ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Announces 2016 Results

SAN ANTONIO (March 14, 2017) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three and twelve months ended December 31, 2016.

Financial and Operating Results for the Three Months Ended December 31, 2016
The three months ended December 31, 2016 resulted in:

•	Production of 732 MBoe (7,955 Boepd)

•	Revenue of $22.0 million

•	Net loss of $5.3 million, or $0.04 per share

•	Adjusted net income(a), excluding certain non-cash items of $1.0 million, or $0.01 per share

•	EBITDA(a) of $9.5 million

•	Adjusted EBITDA per bank loan covenants of $9.5 million(a)

(a)	See reconciliation of non-GAAP financial measures below.

Net loss for the three months ended December 31, 2016 was $5.3 million, or $0.04 per share, compared to a net loss of $67.4 million, or $0.64 per share, for the three months ended December 31, 2015.

Financial and Operating Results for the Twelve Months Ended December 31, 2016
The twelve months ended December 31, 2016 resulted in:

•	Production of 2.3 MMBoe (6,181 Boepd)

•	Revenue of $56.6 million

•	Net loss of $96.4 million, or $0.79 per share

•	Adjusted net loss(a), excluding certain non-cash items of $9.0 million, or $0.07 per share

•	EBITDA(a) of $24.0 million

•	Adjusted EBITDA per bank loan covenants of $40.1 million(a)

(a)	See reconciliation of non-GAAP financial measures below.

Net loss for the twelve months ended December 31, 2016 was $96.4 million, or $0.79 per share, compared to a net loss of $127.1 million, or $1.21 per share, for the twelve months ended December 31, 2015.

Operational Update

Permian/Delaware Basin
In Ward County, Texas, Abraxas is currently drilling a two well pad in the Caprito 98-201H and Caprito 98-301HR. The Caprito 98-301HR will target the Wolfcamp A2 zone and replaces the Caprito 98-301H, which was abandoned due to a surface issue. The Caprito 98-201H will target an additional prospective zone in the Wolfcamp A1. Abraxas owns a working interest of approximately 88% in the Caprito 98-201H and 98-301HR, respectively.

Following the drilling of the Caprito 98-201H and 301HR, Abraxas will drill a second two well pad targeting the Wolfcamp A2 and the Wolfcamp B. Following these two completions, Abraxas will drill a third two well pad targeting the Wolfcamp A1 and Third Bone Spring. Following the results of these wells, we believe that we will have potentially derisked four prospective horizons allowing for an efficient development of the Company’s Caprito acreage in the Delaware Basin.

Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, we have drilled the lateral sections of the Stenehjem 6H, 8H and 9H. Abraxas is currently drilling the lateral of the Stenehjem 7H. Abraxas' working interest in the Stenehjem 6H-9H is approximately 75%.

Following the completion of these wells, Abraxas plans to mobilize the rig to the Company’s Yellowstone unit to spud a three well pad. Abraxas anticipates having a 52% working interest in these wells.

Eagle Ford/Austin Chalk
In Atascosa County, Texas, Abraxas plans to combine the Company’s Shut Eye and Red Eye units. The new combined unit will be the Shut Eye unit where Abraxas plans to drill the Shut Eye 1H targeting the Eagle Ford with a 100% working interest. Abraxas is currently sourcing a rig to drill this well.
Comments
Bob Watson, President and CEO of Abraxas commented, “Abraxas achieved superb financial results despite a difficult operating environment in 2016. We are quite pleased our 2016 cash operating expenses all came in toward the lower end of our guidance range. January 2017 financial results continue to reflect this improvement with cash expenses coming in at the low end of our 2017 guidance range. We have also seen a tremendous improvement in natural gas and NGL realizations in January 2017.”

“Operationally, our execution in 2016 was also on point. Despite approximately 175 Boepd of divestitures over the course of 2016, our production guidance also came in at the approximate midpoint of guidance. This was achieved on a capital expenditure budget that came in 21% and 9% below original and revised guidance for the year.”

“Post our recent equity offering we now boast a best-in-class balance sheet. As of March, 10 2017, we are $18 million drawn on our $115 million borrowing base. Our balance sheet and robust cash flow position will allow us to execute on our current program to run one full-time rig in the Bakken and one full-time rig in the Permian. Both those rigs are currently drilling and all operations remain on schedule. Abraxas also continues to pursue several cost-effective bolt-on acquisition opportunities in the Delaware Basin. Importantly, we look forward to accomplishing all of this without compromising our balance sheet.”

Conference Call
Abraxas Petroleum Corporation (NASDAQ:AXAS) will host its fourth quarter and full year 2016 earnings conference call at 11 AM ET on March 15, 2017. To participate in the conference call, please dial 844.778.4143 and enter the passcode 56250056. Additionally, a live listen only webcast of the conference call can be accessed under the investor relations section of the Abraxas website at www.abraxaspetroleum.com. A replay of the conference call will be available through April 12, 2017 by dialing 855.859.2056 and entering the passcode 56250056 or can be accessed under the investor relations section of the Abraxas website.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin, Rocky Mountain, and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

FINANCIAL HIGHLIGHTS

(In thousands except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Financial Results:
Revenues	$22,007	$13,348	$56,555	$67,030
Net loss	(5,301)	(67,419)	(96,378)	(127,110)
Net loss per share – basic	$(0.04)	$(0.64)	$(0.79)	$(1.21)
Net loss per share – diluted	$(0.04)	$(0.64)	$(0.79)	$(1.21)
Capital expenditures	7,031	16,777	31,663	69,391
EBITDA(a)	9,493	7,162	24,028	38,558
Adjusted net income (loss), excluding certain non-cash items(a)	984	(2,345)	(8,959)	(7,876)
Adjusted net income (loss), excluding certain non-cash items(a) , per share – basic	$0.01	$(0.02)	$(0.07)	$(0.08)
Adjusted net income (loss), excluding certain non-cash items(a), per share – diluted	$0.01	$(0.02)	$(0.07)	$(0.08)
Weighted average shares outstanding – basic	133,597	104,703	122,132	104,605
Weighted average shares outstanding – diluted	133,597	104,703	122,132	104,605

Production from Continuing Operations:
Crude oil per day (Bblpd)	4,923	3,696	3,750	3,946
Natural gas per day (Mcfpd)	10,087	8,352	8,633	8,260
Natural gas liquids per day (Bblpd)	1,350	753	993	652
Crude oil equivalent per day (Boepd)	7,955	5,841	6,181	5,975
Crude oil equivalent (MBoe)	732	537	2,262	2,181

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$40.16	$42.32	$38.70	$47.54
Natural gas ($ per Mcf)	1.65	1.62	1.26	2.19
Natural gas liquids ($ per Bbl)	6.90	4.39	4.27	7.89
Crude oil equivalent ($ per Boe)	28.12	29.66	25.92	35.28

Expenses:
Lease operating ($ per Boe)	$6.28	$9.80	$8.05	$10.58
Production taxes (% of oil and gas revenue)	8.4%	10.7%	9.7%	10.0%
General and administrative, excluding stock-based compensation ($ per Boe)	$6.20	$3.30	$4.58	$3.61
Cash interest ($ per Boe)	1.17	1.83	1.69	1.53
Depreciation, depletion and amortization ($ per Boe)	8.88	14.28	10.80	17.76

(a)    See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	December 31, 2016	December 31, 2015

Cash	$—	$3,540
Working capital	(7,178)	(2,395)
Property and equipment – net	136,311	224,838
Total assets	161,648	267,872

Long-term debt	96,616	138,402
Stockholders’ equity	18,505	84,465
Common shares outstanding	135,094	106,346

Working capital per bank loan covenants (a)	(4,064)	(18,967)

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities in accordance with our bank loan covenants.

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED
STATEMENTS OF OPERATIONS

(In thousands except per share data)	Twelve Months Ended December 31,
	2016	2015	2014

Revenues:
Oil and gas production	$56,493	$67,002	$133,701
Other	62	28	75
	56,555	67,030	133,776
Operating costs and expenses:
Lease operating	18,205	23,074	25,875
Production and ad valorem taxes	5,454	6,679	11,462
Rig expense	664	—	—
Depreciation, depletion, and amortization	24,431	38,721	43,139
Impairment	67,626	128,573	—
General and administrative (including stock-based compensation of $3,194, $3,912, and $2,703, respectively)	13,562	11,788	13,378
	129,942	208,835	93,854
Operating (loss) income	(73,387)	(141,805)	39,922

Other (income) expense:
Interest income	(1)	(2)	(2)
Interest expense	4,319	3,906	2,570
Amortization of deferred financing fees	1,019	643	934
Loss (gain) on derivative contracts	18,028	(19,301)	(25,237)
(Gain) on sale of properties	(374)	—	—
Other	—	318	(7)
	22,991	(14,436)	(21,742)
(Loss) income from continuing operations before income tax	(96,378)	(127,369)	61,664
Income tax benefit	—	279	287
Net (loss) income from continuing operations	(96,378)	(127,090)	61,951
Net (loss) income from discontinued operations - net of tax	—	(20)	1,318
Net loss	$(96,378)	$(127,110)	$63,269

Net (loss) income per common share - basic	$(0.79)	$(1.21)	$0.64

Net (loss) income per common share - diluted	$(0.79)	$(1.21)	$0.62

Weighted average shares outstanding:
Basic	122,132	104,605	98,835
Diluted	122,132	104,605	101,468

ABRAXAS PETROLEUM CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP") in the United States of America, EBITDA is an appropriate measure of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. EBITDA is a non-GAAP financial measure as defined under SEC rules. EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. EBITDA excludes some, but not all items that affect net income and may vary among companies. The EBITDA presented below may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) plus interest expense, deferred income taxes, depreciation, depletion and amortization expenses, impairments, unrealized gains and losses on derivative contracts, and stock-based compensation. The following table provides a reconciliation of EBITDA to net loss for the periods presented.

We have also disclosed Adjusted EBITDA per bank loan covenants. Adjusted EBITDA per bank loan covenants is a non-GAAP financial measure as defined under SEC rules. Our management believes that information regarding Adjusted EBITDA per bank loan covenants is material to an understanding of our financial condition and liquidity. Adjusted EBITDA per bank loan covenants should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA per bank loan covenants presented below may not be comparable to similarly titled measures of other companies.

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss	$(5,301)	$(67,419)	$(96,378)	$(127,110)
Net interest expense	969	1,121	4,318	3,904
Income tax (benefit)	—	(279)	—	(279)
Depreciation, depletion and amortization	6,500	7,677	24,431	38,721
Amortization of deferred financing fees	256	162	1,019	643
Impairment	—	68,682	67,626	128,573
Stock-based compensation	784	826	3,194	3,912
Unrealized loss (gain) on derivative contracts	6,285	(3,608)	19,818	(9,806)
EBITDA	$9,493	$7,162	$24,028	$38,558

EBITDA	$9,493	$7,162	$24,028	$38,558
(Gain) on sale of properties	—	—	(374)	—
Realized loss on derivative monetization	—	—	349	447
Loss from discontinued operations	—	—	—	20
Other non cash items	—	318	—	318
Monetized derivative contracts	—	—	14,370	4,610
Expenses related to equity offering/loan amendments	29	—	1,776	—
Adjusted EBITDA per bank loan covenants	$9,522	$7,480	$40,149	$43,953

This release also includes a discussion of “adjusted net loss, excluding certain non-cash items,” which is also a non-GAAP financial measure as defined under SEC rules. The following table provides a reconciliation of adjusted net loss, excluding ceiling test impairment and unrealized changes in derivative contracts. Management believes that net loss calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items. The calculation of adjusted net income (loss), excluding certain non cash items presented below may not be comparable to similarly titled measures of other companies.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically from period to period. As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815: Derivatives and Hedging as amended and interpreted, which requires Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation. For example, NYMEX oil prices on December 31, 2015 were $37.04 per barrel compared to $53.72 on December 31, 2016; therefore, the mark-to-market valuation changed considerably from period to period.

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss	$(5,301)	$(67,419)	$(96,378)	$(127,110)
Impairment	—	68,682	67,626	128,573
Unrealized loss (gain) on derivative contracts	6,285	(3,608)	19,818	(9,806)
Realized loss on derivative monetization	—	—	349	447
Loss from discontinued operations	—	—	—	20
(Gain) on sale of properties	—	—	(374)	—
Adjusted net income (loss), excluding certain non-cash items	$984	$(2,345)	$(8,959)	$(7,876)
Net loss per share – basic	$(0.04)	$(0.64)	$(0.79)	$(1.21)
Net loss per share – diluted	$(0.04)	$(0.64)	$(0.79)	$(1.21)
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$0.01	$(0.02)	$(0.07)	$(0.08)
Adjusted net income (loss), excluding certain non-cash items, per share – diluted	$0.01	$(0.02)	$(0.07)	$(0.08)